                                                                   EXHIBIT 11.1

                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

           STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE (1)

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
                                                       YEAR ENDED
                                         --------------------------------------
                                         DECEMBER 28, DECEMBER 30, DECEMBER 31,
                                             1996         1995         1994
                                         ------------ ------------ ------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL
Common Stock Outstanding beginning of
 the period............................      8,758        5,490        5,490
Weighted average cheap stock...........        --           594        1,497
Weighted average redeemable common
 stock.................................        --           492            4
Weighted average number of common stock
 issued................................        212        1,406          --
Weighted average of common stock
 equivalents...........................        --           --           510
Less: assumed purchase of treasury
 shares................................        --           --           (74)
                                           -------       ------       ------
Weighted average number of common and
 common equivalent shares outstanding..      8,970        7,983        7,428
                                           =======       ======       ======
Net income (loss)......................    $(8,651)      $5,073)      $1,700
                                           =======       ======       ======
Net income (loss) per share............    $ (0.96)      $(0.64)      $ 0.23
                                           =======       ======       ======
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(1) Primary and fully diluted calculations are substantially the same.
(2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents, within one year prior to the initial filing of the registration statement, at share prices below the assumed mid-point of the initial public offering price of $11 per share (cheap stock), are considered to have been made in anticipation of the Company's initial public offering. Accordingly, these stock issuances are treated as-if issued and outstanding, using the treasury stock method for stock options, since the inception of the Company.